Exhibit (b)-(14)

EXECUTION VERSION

CONFIDENTIAL

INTERIM INVESTORS AGREEMENT

This Interim Investors Agreement (this “Agreement”) is made as of August 14, 2015 by and among Dr. Ge Li (the “Chairman”) (solely for the purposes of Section 2.1 and Section 3), G&C Partnership L.P., an exempted limited partnership formed under the laws of the Cayman Islands (the “Management Roll-over Entity”), ABG II-WX Limited, a company formed under the laws of the British Virgin Islands (“ABG”), Boyu Capital Fund II, L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“Boyu”), Temasek Life Sciences Private Limited, a limited company formed under the laws of Singapore (“Temasek”), Hillhouse Capital Fund II, L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“Hillhouse”), and Ping An Life Insurance Company of China, Ltd. (Registration No.100000000037463), a joint stock limited company formed under the laws of the People’s Republic of China (“Ping An”, together with ABG, Boyu, Temasek, Hillhouse and any Additional Sponsor (as defined below), each an “Equity Sponsor” and together, the “Equity Sponsors”, and the Equity Sponsors together with the Management Roll-over Entity, each an “Investor” and together, the “Investors”), New WuXi Life Science Holdings Limited, an exempt company with limited liability incorporated under the laws of the Cayman Islands (“Holdco”), New WuXi Life Science Limited, an exempt company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Holdco (“Parent”), and WuXi Merger Limited, an exempt company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”). The Chairman, the Investors, Holdco, Parent and Merger Sub are hereinafter collectively referred to as the “Parties”, and individually, a “Party”. Capitalized terms used but not defined herein shall have the meanings given thereto in the Merger Agreement (as defined below) unless otherwise specified herein.

RECITALS

WHEREAS, the Chairman, ABG, Boyu, Temasek, Hillhouse and Ping An are parties to the Amended and Restated Consortium Agreement dated as of July 2, 2015, as amended and restated from time to time (the “Consortium Agreement”), pursuant to which the parties thereto proposed to undertake an acquisition transaction with respect to WuXi PharmaTech (Cayman) Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”).

WHEREAS, on the date hereof, Parent, Merger Sub and the Company have executed an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”, and together with the transactions contemplated by the Consortium Agreement, the “Transactions”), with the Company becoming the surviving entity and a wholly-owned subsidiary of Parent.

WHEREAS, on the date hereof, Management Roll-over Entity, Hillhouse and certain other shareholders of the Company executed a support agreement in favor of Parent and Holdco (the “Support Agreement”), pursuant to which, each of Hillhouse and such other shareholders has agreed to, subject to the terms and conditions set forth therein and among other obligations, (i) the cancellation of all of their Shares for no consideration in the Merger, and (ii) the subscription by Hillhouse and/or such other shareholders or their Affiliates for newly issued ordinary shares of Holdco or limited partner interests in Management Roll-over Entity immediately prior to the Closing in accordance with the terms thereof, and each of Hillhouse and such other shareholders has agreed to vote in favor of approval of the Merger Agreement, the Plan of Merger and the Transactions, upon the terms and conditions set forth therein.

WHEREAS, on the date hereof, each of Group & Cloud Limited, ABG, Boyu, Temasek, Hillhouse, and Ping An (each a “Guarantor”, and collectively, the “Guarantors”), entered into a letter agreement in favor of Holdco, pursuant to which the respective Guarantor agrees, subject to the terms and conditions set forth therein, to make an equity investment in Holdco immediately prior to the Closing in connection with the Transactions (each, an “Equity Commitment Letter” and collectively, the “Equity Commitment Letters”).

WHEREAS, on or about the date hereof, Ping An Bank Co., Ltd. and Shanghai Pudong Development Bank Co., Ltd. (collectively, the “Mandated Lead Arrangers” or the “Underwriters”) and Merger Sub executed a commitment letter, pursuant to which, subject to the terms and conditions set forth therein, the Mandated Lead Arrangers committed to arrange and the Underwriters committed to underwrite a term loan facility to be made available to Merger Sub on the terms of the term sheet in the form attached thereto and related documentation contemplated by such term sheet under which a loan will be drawn down by Merger Sub immediately prior to the Closing in connection with the Transactions.

WHEREAS, the Parties wish to agree to certain terms and conditions that will govern the actions of Holdco, Parent and Merger Sub and the relationship among the Investors with respect to the Transactions.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenant set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	AGREEMENTS AMONG THE INVESTORS.

1.1 Source of Funds Information. Each of the Equity Sponsors agrees to, upon the request of the Chairman, provide the Chairman with accurate information, to the best of its knowledge, regarding the identity of each of its direct and indirect shareholders, limited partners, beneficiaries or other economic interest holders; provided that such information shall constitute Transaction Information under the Consortium Agreement and the Chairman agrees to keep such information confidential pursuant to the terms of the Consortium Agreement; provided, further, that any request made by the Chairman pursuant to this Section 1.1 shall be made as required by applicable Laws or pursuant to requests from the Governmental Authorities.

1.2 Shareholders Agreement; Appointment of Directors. Each Investor shall in good faith and with mutual cooperation use its reasonable best efforts to negotiate and enter into, or solely with respect to each Equity Sponsor, cause the entity or entities that ultimately provide the funding of the equity commitment of such Equity Sponsor in accordance with such Equity Sponsor’s applicable Equity Commitment Letter to enter into, a shareholders’ agreement or other definitive agreements by the Investors and Holdco, among other parties, promptly after the Effective Time that are substantially consistent with the terms set forth on Exhibit A attached hereto (the “Shareholders Agreement Term Sheet”). Each of Holdco and the Investors hereby agrees to take (or cause to be taken) all actions, if any, required to be taken by each, such that the board of directors of Holdco shall have the composition contemplated by Exhibit A hereto immediately prior to the Effective Time.

1.3 Consummation of the Transaction. In the event that the conditions set forth in Sections 7.01 and 7.02 of the Merger Agreement are satisfied or waived in accordance with the terms of the Merger Agreement, the Consortium Agreement and this Agreement, and Parent and Merger Sub are obligated to consummate the Merger in accordance with the terms of the Merger Agreement, all Investors other than any Failing Sponsor (as defined below) (the “Closing Investors”) acting unanimously shall have the right to terminate the participation in the Transactions of any Equity Sponsor (a “Failing Sponsor”) that is an Affiliate of any Guarantor that (i) breaches such Guarantor’s obligation under the Equity Commitment Letter of such Guarantor to fund the Equity Commitment (as defined therein) or (ii) asserts in writing such Guarantor’s unwillingness to fund such Equity Commitment; provided, that such termination shall not affect the rights or remedies of the Closing Investors against such Failing Sponsor or the Guarantor which is an Affiliate of such Failing Sponsor with respect to such breach or threatened breach. If the Closing Investors terminate a Failing Sponsor’s participation in the Transactions pursuant to the immediately preceding sentence, the Closing Investors acting unanimously may offer one or more Closing Investors or new investors the opportunity to provide equity financing for the Transactions to replace the amount of such Failing Sponsor’s Equity Commitment.

1.4 Termination Fee and Expenses.

(a) If the Merger Agreement is terminated in accordance with its terms thereof and Parent is required to (i) pay the Parent Termination Fee pursuant to Section 8.06(b) of the Merger Agreement and the Company’s Expenses pursuant to Section 8.06(c) of the Merger Agreement, (ii) reimburse the costs and expenses in connection with the Company’s collection of the Parent Termination Fee or any Expenses pursuant to Section 8.06(f) of the Merger Agreement and/or (iii) reimburse or indemnify any Expenses, liabilities or losses of the Company, its Subsidiaries or their respective Representatives incurred in connection with the arrangement of the Debt Financing pursuant to Section 6.07(d) of the Merger Agreement, as applicable, and one of the Investors is a Defaulting Party, then such Defaulting Party shall pay to Parent an amount equal to the sum of (A) the Parent Termination Fee and the reimbursable Expenses of the Company under Section 8.06(c) of the Merger Agreement, (B) the reimbursable costs and expenses of the Company under Section 8.06(f) of the Merger Agreement and/or (C) the reimbursable and indemnifiable Expenses, liabilities and losses of the Company, its Subsidiaries and their respective Representatives under Section 6.07(d) of the Merger Agreement, to the extent as applicable, by wire transfer of same day fund within three (3) Business Days following such termination of the Merger Agreement. If there is more than one Defaulting Party, each Defaulting Party’s obligations under the immediately preceding sentence shall be reduced to its Pro Rata Portion of the Parent Termination Fee. A “Defaulting Party” is an Investor, the failure of such Investor or of a Guarantor that is an Affiliate of such Investor, in each case to perform its obligation under its Equity Commitment Letter (if any), the Support Agreement (if party thereto), the Consortium Agreement (if party thereto) and/or this Agreement results in the termination of the Merger Agreement pursuant to its terms thereof. A Defaulting Party’s “Pro Rata Portion” for purposes of this Section 1.4 is a fraction, the numerator of which is the Equity Commitment of such Defaulting Party and the denominator of which is the aggregate Equity Commitments of all Defaulting Parties.

(b) If (i) Parent is required, under the terms of the Merger Agreement, to (A) pay the Parent Termination Fee pursuant to Section 8.06(b) of the Merger Agreement and the Company’s Expenses pursuant to Section 8.06(c) of the Merger Agreement, (B) reimburse the costs and expenses in connection with the Company’s collection of the Parent Termination Fee or any Expenses pursuant to Section 8.06(f) of the Merger Agreement and/or (C) reimburse or indemnify any Expenses, liabilities or losses of the Company, its Subsidiaries or their respective Representatives incurred in connection with the arrangement of the Debt Financing pursuant to Section 6.07(d) of the Merger Agreement, as applicable, and (ii) prior to such time, any Investor’s Equity Commitment (as defined in such Investor’s Equity Commitment Letter) is adjusted under the terms of such Equity Commitment Letter and/or the Consortium Agreement, then the Parties agree, subject to Section 1.4(a) above, to share such fees and expenses payable by Parent in proportion to their then respective committed equity interest in Holdco (as adjusted under the terms of the Equity Commitment Letter and/or the Consortium Agreement).

2.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

2.1 Authority; Enforceability; No Conflict. Each Party hereby represents and warrants to the other Parties that: (i) if such Party is a corporate entity, it has the requisite power and authority to execute, deliver and perform this Agreement, (ii) if such Party is a corporate entity, the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such Party, (iii) this Agreement has been duly executed and delivered by such Party and constitutes a valid and binding agreement of such Party enforceable in accordance with the terms hereof, and (iv) such Party’s execution, delivery and performance of this Agreement will not violate: (a) if such Party is a corporate entity, any provision of its organizational documents; (b) any material terms of material agreements to which such Party is a party or by which such Party is bound; or (c) any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Party.

2.2 Source of Funds. Each Investor hereby represents, warrants and undertakes to the other Parties that (i) except as disclosed in writing to the other Parties, to its knowledge, none of such Investor’s direct or indirect shareholders and/or beneficiaries is an entity fully or partially funded by capital raised through investment products, derivative products or wealth management products, crowd funding and/or other similarly structured investment syndication arrangements (collectively “Investment Syndication Arrangements”) for the purposes of investing in the Company from Persons that are not Affiliated with such Investor, and (ii) unless as agreed by the other Parties in advance in writing, an entity fully or partially funded by capital raised through Investment Syndication Arrangements for the purposes of investing in the Company from Persons that are not Affiliated with such Investor may not become a direct or indirect shareholder and/or beneficiary of such Investor; provided, that for the avoidance of doubt, Investment Syndication Arrangements shall not include any bonds, notes, commercial papers, debentures or any other products or instruments issued by Temasek or any of its Affiliates or direct or indirect shareholders in the ordinary course of business and not solely for the purpose of investing in the Company.

3.	MISCELLANEOUS.

3.1 Effectiveness; Termination. This Agreement shall become effective on the date hereof and shall terminate (except with respect to this Section 3) upon the earlier of (x) the Effective Time and (y) the termination of the Merger Agreement pursuant to Article VIII thereof; provided, that any liability for failure to comply with the terms of this Agreement shall survive such termination.

3.2 Amendment. This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by all Parties.

3.3 Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

3.4 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

3.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

3.6 Dispute Resolution.

(a) Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 3.6(a) (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 3.6, any Party may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 3.6(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 3.6(a) in any way.

3.7 Specific Performance. Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each Party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

3.8 Other Agreements. This Agreement, together with the Support Agreement, the Consortium Agreement and the other agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties hereto or any of their Affiliates with respect to the subject matter contained herein except for the Consortium Agreement and such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms except as being expressly amended, clarified and supplemented herein. In the event of any conflict between the provisions of this Agreement and the provisions of the Consortium Agreement or such other agreements as are referenced herein, the provisions of this Agreement shall prevail.

3.9 Assignment. This Agreement may not be assigned by any Party or by operation of law or otherwise without the prior written consent of each of the other Parties, except that the Agreement may be assigned to an Affiliate (as defined under the Consortium Agreement) of a party hereto; provided, that this Agreement may be assigned by Temasek to Pavilion Capital International Pte. Ltd. or any Affiliate of Pavilion Capital International Pte. Ltd. without the prior written consent of each of the other Parties; provided, further, that the Party making such assignment shall not be released from its obligations hereunder. Any attempted assignment in violation of this Section 3.9 shall be void.

3.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

/s/ Ge Li
DR. GE LI

G&C PARTNERSHIP L.P.

By:	GROUP & CLOUD LIMITED
its general partner

By:	/s/ Ge Li
	Name:	Ge Li
	Title:	Director

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

ABG II-WX LIMITED

By:	/s/ Andrew Pang
	Name:	Andrew Pang
	Title:	Director

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

BOYU CAPITAL FUND II, L.P.

By:	BOYU CAPITAL GENERAL PARTNER II, L.P., its general partner

By:	BOYU CAPITAL GENERAL PARTNER II, LTD., its general partner

By:	/s/ Leong Chu, Yong
	Name:	Leong Chu, Yong
	Title:	Director

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

TEMASEK LIFE SCIENCES PRIVATE LIMITED

By:	/s/ Chia Song Hwee
	Name:	Chia Song Hwee
	Title:	Authorized Signatory

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

HILLHOUSE CAPITAL FUND II, L.P.

By:	HILLHOUSE FUND II HOLDINGS GP, LTD.
its general partner

By:	/s/ Tracy Ma
	Name:	Tracy Ma
	Title:	Director

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

PING AN LIFE INSURANCE
COMPANY OF CHINA, LTD.

BY:	/s/ Ding Xinmin
Name: Ding Xinmin
Title: Chairman

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

NEW WUXI LIFE SCIENCE HOLDINGS LIMITED

By:	/s/ Ge Li
Name: Ge Li
Title: Director

NEW WUXI LIFE SCIENCE LIMITED

By:	/s/ Ge Li
Name: Ge Li
Title: Director

WUXI MERGER LIMITED

By:	/s/ Ge Li
Name: Ge Li
Title: Director

[Signature Page to Interim Investors Agreement]